Exhibit 99.2

Improved Patient Reported Sexual and Mental Domain Outcomes with Oral Testosterone (TLANDO) Relative to Topical Testosterone in Treated Hypogonadal Men

Kilyoung Kim1, Nachiappan Chidambaram1, Kiran Vangara1, Jonathan Baker1, Mahesh V. Patel1, and Anthony DelConte1,2

1Lipocine Inc; 2Saint Joseph’s University, Philadelphia, PA

Introduction:

Male hypogonadism is characterized by symptoms and deficiency in testosterone (total testosterone (TT) levels of <300 ng/dL), a critical hormone for sexual, cognitive, body function and development. Free testosterone (fT) is testosterone not bound to protein and available to bind to receptors for androgenic action. fT accounts for only 1% to 4% of TT and typically fT < 6 ng/dL can be considered hypogonadism.

TLANDO, an oral Testosterone undecanoate (TU) lymphatically delivered TRT option with non liver-toxicity, currently under regulatory review has demonstrated efficacy with consistent intra and inter-day TT levels in hypogonadal men. Moreover, TLANDO’s proposed fixed (no titration) dose dosing regimen reliably normalized TT levels in more than 80% of the hypogonadal subjects without regard to meal fat content. Multiple clinical studies have demonstrated good GI tolerability and good safety profile up to 52-week study duration.

Objective: The goal of this report is to assess key sexual and mental domain related patient reported outcomes following TLANDO (oral TRT) compared to topical TRT in hypogonadal men and examine the role of fT as the key serum marker to assess successful treatment in TRT.

Methods: Study Of Androgen Replacement (SOAR, NCT02081300), was a randomized, multi-center, open label, active controlled 52-week trial in hypogonadal males with oral TRT arm (N=210) and topical TRT arm, active control (N=105).

Patient Reported Outcomes (PRO) were measured at baseline and end of study (EOS) using Psychosexual Daily Questionnaire (PDQ and) and Short Form (SF)-36 survey. fT was calculated using measured serum TT, albumin, and sex hormone binding globulin (SHBG).

Results:

Patient demographics for oral TRT:topical TRT are comparable with regard to mean age (52.6:54.2 yrs), BMI (30.8:31.0 kg/m2), and baseline TT level (208.6:199.8 ng/dL).

Although both treatment arms showed improvement in sexual and mental domain PROs, the key sexual and mental domain (erectile functions, mental health, vitality, and negative mood) PROs were greatly improved with oral TRT relative to topical TRT.

Questionnaire Change from Baseline	TLANDO			Topical T (Control)
	N*	Mean	95% CI	N*	Mean	95% CI
Full erection %	108	19.6%	5.0%	55	12.9%	6.2%
Maintained erection	107	1.6	0.4	55	1.1	0.5
Mental health	173	2.9	1.8	85	-0.1	2.1
Mental component summary	165	3.8	1.5	82	0.6	1.9
Vitality	173	6.9	2.1	85	3.8	2.6
Negative mood	162	-0.6	0.2	82	-0.2	0.2

* Completer set

Mean TT and fT levels ± standard error at EOS were 480.0±33.9:459.1±29.2 ng/dL and 14.2±1.0:10.3±0.6 ng/dL for oral TRT:topical TRT, respectively. Changes from baseline (CBL) for measured serum TT, albumin, and SHBG were compared between oral TRT and topical TRT arms along with computed fT. Mean CBL ± standard error for oral TRT:topical TRT is TT (327±34:257±33 ng/dL, p=ns), albumin (0.3±0.4:-0.3±0.2 g/L, p=ns), SHBG (-6.7±0.8:3.3±1.0 micromol/L, p<0.001), and fT (8.5±0.9:5.5±0.7 ng/dL, p=0.007), respectively.

Although comparable TT restoration was shown in both treatments, higher calculated fT levels were observed in oral TRT. The differential lowering of SHBG for oral TRT relative to topical TRT is the main contributor to the higher fT restoration. Better key PRO responses for oral TRT were apparently associated with higher fT restoration.

Conclusions:

TLANDO (oral TRT) offers differential sexual and mental efficacy possibly due to higher fT level restoration. fT levels may be more relevant in treatment for male hypogonadism. Based on these results, a placebo-controlled study is warranted to further assess PROs with TLANDO.

Keywords: Free Testosterone, Sex Hormone Binding Globulin, Patient Reported Outcome, Erectile Dysfunction, TLANDO, Oral TRT